Exhibit 10.9

Exclusive Option to Negotiate an Exclusive License

Between

Oregon Health & Science University

and

Regen BioPharma, Inc.

This Exclusive Option to Negotiate an Exclusive License (this “Agreement”), dated and effective as of June 5, 2012 (the “Effective Date”), is between the Oregon Health & Science University, having offices at 0690 SW Bancroft Street, L106TT,  Portland, Oregon 97239 (“OHSU”), and Regen BioPharma, Inc., having offices at 4700 Spring St # 304, La Mesa, CA 91942 (“Optionee”).  OHSU and Optionee are herein referred to each as a “Party” and collectively as the “Parties.”

1.

BACKGROUND

1.01

OHSU has certain inventions and discoveries generally described in OHSU Invention Disclosure #0472 entitled “Method for enhancing hematopoiesis” (the “Invention”).

1.02

OHSU desires the Invention to be utilized for the public benefit to the fullest extent possible.

1.03

Optionee wishes to obtain from OHSU, and OHSU is willing to grant to Optionee, an exclusive option for an exclusive, worldwide, royalty bearing license to the Patent Rights and a non-exclusive, worldwide, royalty bearing license to the Know-How described in this Agreement, subject to the terms and conditions set forth below.

2.

DEFINITIONS

2.1

“Change of Control” means (a) the acquisition, either directly or indirectly, through one or a series of transactions by any third party of more than fifty one percent (51%) of the assets of Optionee; (b) any merger or consolidation involving Optionee that either directly or indirectly, through one or a series of transactions by which any third party acquires more than fifty one percent (51%) of the voting stock of Optionee; or (c) the transfer to any third party of all or substantially all the assets of Optionee relating to the subject matter of this Agreement

2.2

“Confidential Information” means all information and materials provided by one Party (“Disclosing Party”) to the other (“Recipient”) and designated as confidential by Disclosing Party when provided.  The term "Confidential Information" does not include any information or materials that the Recipient demonstrates (a) is or becomes part of the public domain through no fault of the Recipient or anyone receiving the Confidential Information from Recipient; (b) was already known to Recipient prior to disclosure as demonstrated through adequate written records; (c) is disclosed to Recipient by a third party who has the right to make such disclosure; or (d) through adequate written records to have been developed independently of knowledge of or access to the Confidential Information. The specific terms and conditions of this Agreement are Confidential Information, but the existence of the Agreement and Field of Use are not.

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2.3

 “Field of Use” means all therapeutic uses related to treatment of diseases in humans.

2.4

 “Inventors” means the individuals listed as inventors on any patent application or issued patent included within the Patent Rights.

2.5

 “Know-How” means information, including Confidential Information, provided by the Inventors at their sole election, as set forth in Appendix A, and materials transferred to Optionee in amounts determined solely by Inventors.

2.6

 “Licensed Product” means (a) any method, procedure, service or process that incorporates, uses, used, is covered by, infringes or would infringe any of the Optioned Technology but for the exception in 35 U.S.C. §271(e)(1), or similar exception in the U.S. or foreign jurisdictions; and (b) any apparatus, material, equipment, machine or other product that incorporates, uses, used, is covered by, infringes or would infringe any of the Optioned Technology but for the exception in 35 U.S.C. §271(e)(1), or similar exception in the U.S. or foreign jurisdictions.

2.7

 “Optioned Technology” means (a) a pending or issued claim of the Patent Rights; and/or (b) the Know-How.

2.8

 “Patent Costs” means all out of pocket costs incurred by OHSU in connection with the preparation, filing, prosecution, defense, including interference and opposition proceedings, and maintenance of the Patent Rights.

2.9

 “Patent Rights” means the patents and patent applications listed on Appendix A to this Agreement, PCT, U.S. and foreign applications thereon, including continuations, continuations-in-part (but only to the extent of subject matter therein that is described sufficiently in the patents and patent applications listed on Appendix A to satisfy the requirements of 35 U.S.C. §112) and divisionals, patents issuing from any of the foregoing, and reissues, extensions, supplementary protection certificates, substitute applications, and reexaminations of any of the foregoing.

2.10

 “Term” means the period beginning on the Effective Date and terminating on the day which is six (6) months after the Effective Date. This Term is extendable by mutual written agreement of the Parties.

3.

GRANT OF RIGHTS

3.1

Option.

3.1.1

Subject to the terms and conditions of this Agreement and Optionee’s compliance therewith, OHSU grants to Optionee an exclusive option during the Term to evaluate the technology and execute an exclusive, worldwide, royalty bearing license in the Field of Use under the Patent Rights and a non-exclusive, royalty bearing license in the Field of Use to use the Know-How to make, have made, offer to sell, sell and import Licensed Products for the Field of Use substantially similar to the form of which is attached hereto as Appendix B.

3.1.2

Optionee shall diligently evaluate the Optioned Technology and may exercise this option at any time during the Term by notifying OHSU in writing of its intent to exercise this option.

3.1.3

OHSU and Optionee shall negotiate in good faith towards the execution of an exclusive license agreement  with the terms and conditions substantially similar to those described in Appendix B.

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3.2

Retained Rights.

3.2.1

OHSU reserves the right to (i) practice and have practiced the Optioned Technology for research, education and/or non-profit patient care purposes and publishing any scientific findings or other information relating to or including the Optioned Technology; and (ii) all right, title and interest in and to the Optioned Technology not expressly granted in Section 3.1.

3.2.2

This Agreement does not confer any right, title or interest, including any license or rights by implication, estoppel or otherwise, in tangible or intangible property rights, including any patents, know-how or other inventions or discoveries, that are not explicitly granted to Optionee in Section 3.1, and OHSU expressly retains those rights.

4.

PAYMENTS

As partial consideration for the rights granted to Optionee under this Agreement, Optionee will pay OHSU the following:

4.1

Option Issue Payment.  Optionee will pay OHSU an option issue payment of Five Thousand U.S. Dollars (US$5,000) within 30 days after the Effective Date. The aforesaid payment shall be credited towards satisfaction of the upfront license issue payment payable provided Optionee exercises the option granted herein and executes a license agreement within the Term.  This Agreement may be extended by mutual agreement for an additional six (6) months for an additional option issue payment of Ten Thousand U.S. Dollars (US$10,000). The option issue payment(s) may be credited towards the exclusive license upfront payment.

4.2

Reimbursement of Patent Costs.  Optionee will reimburse OHSU for all Patent Costs occurring during the Term..

4.3

Payment Terms.

4.3.1

Except as expressly provided in Section 4.1, all payments are nonrefundable and noncreditable, and due and payable to OHSU by Optionee on the date specified in this Agreement.  In the event no date is specified, payment is due within 30 days from the date of invoice.

4.3.2

Any unpaid invoices or payments will incur a late fee of 1.0% per month (12% per annum) until paid.  Acceptance of late payments does not negate or waive OHSU's right to seek any other remedy in law, equity or otherwise.

4.3.3

All amounts payable to OHSU under this Agreement are payable in United States dollars.

4.3.4

All amounts payable to OHSU under this Agreement are net of all taxes and other charges, and Optionee will be responsible for paying all taxes, fees and other charges levied by any taxing authority on account of any sums payable under this Agreement.  Optionee will deliver copies of all official tax receipts.

4.3.5

All payments required under this Agreement will be delivered by hand, by overnight courier, or by first class, registered or certified mail, properly addressed to OHSU at the address listed in Section 7.1 below.

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5.

CONFIDENTIAL INFORMATION

5.1

If Optionee provides Confidential Information to the Fleming Laboratory at OHSU, it must do so through Dr. W. H. Fleming as well as the authorized representative of OHSU designated in Section 7.1.  Recipient of Confidential Information will protect and keep that Confidential Information secret and will not (a) disclose that Confidential Information to any person other than to Recipient's employees, agents and independent contractors with a need to know the Confidential Information to exercise its rights and/or perform its obligations hereunder, and who have agreed to an obligation of confidentiality and prohibition on use at least as protective of the Confidential Information as this Section 5; or (b) use that Confidential Information for any purpose other than to exercise its rights and perform its obligations under this Agreement. Recipient's obligations under Section 5 expire five years following the later of the expiration or termination of this Agreement.

5.2

If Recipient is required by law, including Oregon Public Records Law, regulation or court order to disclose any of the Confidential Information, it will: (a) promptly notify the Disclosing Party; (b) reasonably assist the Disclosing Party to obtain a protective order or other remedy of Disclosing Party's election; (c) provide Disclosing Party prior review of any disclosure; (d) only provide that portion of the Confidential Information that is legally required; and (e) make reasonable efforts to obtain reliable assurance that the Confidential Information will be maintained in confidence.

5.3

Given the nature of the Confidential Information and the damage that would result to the Disclosing Party upon unauthorized disclosure, use or transfer of their Confidential Information to any third party, the Parties agree that monetary damages would not be a sufficient remedy for any breach or threatened breach of this Section 5.  In addition to all other remedies, Disclosing Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 5. The breaching Party agrees to waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such remedy hereunder.

6.

TERMINATION

6.1

Optionee may terminate this Agreement for any reason by giving thirty (30) days advance written notice to OHSU and paying OHSU all sums then due and payable.

6.2

If Optionee breaches this Agreement or defaults on its payment obligations, OHSU may terminate this Agreement by giving thirty (30) days advance written notice to Optionee specifying the breach or default under this Agreement, unless before the end of the 30-day period Optionee has cured the breach or default to the satisfaction of OHSU.

7.

GENERAL PROVISIONS

7.1

Notices.  All notices or other communications given hereunder shall be in writing, shall be signed by an officer of the Party sending such notice or other communication, and shall be delivered by hand, by overnight courier, by electronic mail or by facsimile with all delivery charges prepaid and addressed to the Parties as follows:

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If to OHSU:

Attention:  Director

Technology Transfer & Business Development

Oregon Health & Science University

0690 SW Bancroft Street, L10TT

Portland, OR 97239

Phone: 503-494-8200

Fax: 503-494-4729

If to Optionee:

J. Christopher Mizer

President

Regen BioPharma, Inc.

4700 Spring St # 304

 La Mesa, CA 91942

Phone: 619-702-1404

All notices and communications will be effective on the delivered date if in person, or on the date of the postmark of that notice or communication if by courier, and on the date of the date stamp of that notice or communication if by electronic mail or facsimile.  Either Party may change its address by giving notice of that change to the other Party.

7.2

Waivers.  Neither Party will be deemed to have waived any of its rights under this Agreement until it has signed a written waiver of those rights.  Without limiting the preceding, no failure or delay by either Party in exercising any rights, powers or remedies under this Agreement will operate as a waiver of any such right, power or remedy, and no waiver will constitute a waiver of any other provision, breach, right or remedy, nor will any waiver constitute a continuing waiver or be effective except for the specific instance and for the specific purpose given.

7.3

Amendments.  If either Party wishes to modify this Agreement, the Parties will confer in good faith to determine the desirability of such modification.  No modification will be effective until a written amendment is signed by both Parties.

7.4

Assignment.  Optionee will not assign or transfer its interests in nor delegate its obligations under this Agreement, whether by transfer, merger, operation of law or otherwise without OHSU's written consent, which will not be unreasonably withheld.  A Change of Control of Optionee (voting or otherwise) will be deemed an assignment for purposes of this Section 7.4. An assignment among entities under common control of Optionee shall not be deemed a Change in Control.  This Agreement will be binding on and inure to a Party's successors and assigns.  OHSU has the right to assign its Optioned Technology and this

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Agreement to any successor or assign.

7.5

Governing Law; Jurisdiction and Venue.  This Agreement will be governed by and construed in accordance with the laws of the State of Oregon without reference to any choice of law provisions, the Uniform Commercial Code or the International Convention on the Sale of Goods.  Subject to Section 7.7, any claim, action or suit between OHSU and Optionee that arise out of or relate to this Agreement and that is not barred by sovereign immunity will be brought and conducted solely and exclusively within the Circuit Court for Multnomah County, Oregon, provided however, if any such claim, action or suit may be brought only in a federal forum or pertains to the enforcement of the Patent Rights, and does not waive sovereign immunity on behalf of OHSU unless OHSU so elects at that time, such claim, action or suit will be brought and conducted solely and exclusively within the United States District Court of Oregon and Optionee consents to the jurisdiction of and venue in those courts.  Nothing herein will be construed as a waiver of sovereign immunity.

7.6

Severability.  The terms and conditions of this Agreement are severable.  If any term or condition of this Agreement is rendered invalid or unenforceable by any law or regulation, or declared null and void by any court of competent jurisdiction, that part will be reformed, if possible, to conform to law, and if reformation is not possible, that part will be deleted in such jurisdiction only and the remainder of the terms and conditions of this Agreement as well as the invalid or unenforceable term or condition in all jurisdictions where valid and enforceable will remain in full force and effect, unless enforcement of this Agreement without the invalid or unenforceable term or condition would be grossly inequitable under the circumstances or would frustrate the primary purpose of this Agreement.

7.7

Dispute Resolution.  The Parties agree to first attempt to settle amicably any controversy or claim arising out of or relating to this Agreement by providing copies of documents reasonably requested to enable a Party to evaluate its position. If the Parties are unable to settle amicably any controversy or claim then both Parties agree that all disputes between them arising out of or relating to this Agreement will be submitted to non-binding mediation unless the Parties mutually agree otherwise in writing.  Both Parties agree to exercise their best effort in good faith to resolve all disputes in mediation provided, however, nothing will limit OHSU's remedies or ability to enforce its rights in the Optioned Technology in any jurisdiction or manner.

7.8

Independent Contractor; No Agency.  Neither Party will be deemed to be the employee, representative, agent, joint venturer or partner of the other Party for any purpose.  Neither Party has the authority to obligate or bind the other, or to incur any liability on behalf of the other, nor to direct the employees of the other.

7.9

Interpretation.  Both Parties have had the opportunity to have this Agreement reviewed by their attorneys.  Therefore, no rule of construction or interpretation that favors or disfavors either Party will apply to the interpretation of this Agreement.  Instead, this Agreement will be interpreted according to the fair meaning of its terms.  The captions or headings of this Agreement are for convenience of reference only.  They will not limit or otherwise affect the meaning or interpretation of any provision of this Agreement.  The words "includes" and "including" are not limited in any way and mean "includes or including without limitation."  The word "person" includes individuals, corporations, partnerships, limited liability companies, co-operatives, associations and other natural and legal persons.  The term "and/or" means each and all of the persons, words, provisions or items connected by that term; i.e., it has a joint and several meaning. The word "will" is a synonym for the word "shall".  All attachments to this Agreement are a part of and are incorporated in this Agreement.

7.10

Counterparts; Facsimile Delivery.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same Agreement.  This Agreement may be delivered by facsimile, and when so delivered will have the same force and effect as delivery of an original signature.

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7.11

Attorneys' Fees.  In any legal action or proceeding arising out of or related to this Agreement, the Prevailing Party will be entitled to recover all reasonable attorneys’ fees incurred at trial, on appeal, and on any petition for review, together with other costs allowed by law.  For purposes of this Agreement, "Prevailing Party" means the Party that prevails either affirmatively or by means of a successful defense with respect to claims having the greatest value or importance as reasonably determined by the mediator or court with jurisdiction over the matter, as applicable and after taking into consideration any settlement offers made by the Parties.

7.12

ENTIRE AGREEMENT.  With respect to the Optioned Technology, this Agreement, including its Appendices which are incorporated herein by reference, is the entire agreement between the Parties and supersedes all prior discussions, representations, warranties and agreements, both written and oral between the Parties.

OHSU:   OREGON HEALTH & SCIENCE UNIVERSITY

/s/Andrew O. Watson

June 6, 2012

Andrew O. Watson

Date

Interim Director, Technology Transfer & Business Development

OPTIONEE:

REGEN BIOPHARMA, INC.

/s/ J. Christopher Mizer

June 6, 2012

J. Christopher Mizer

Date

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